Exhibit 10.1

AMENDED AND RESTATED SUBSCRIPTION AND STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED SUBSCRIPTION AND STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of 15th November 2004, by and among:

1.	The Investors, details of whom are set out in Schedule 1 (together with anyone who, with the consent of DH, accedes to this Agreement as an Investor in the manner set out herein, the “Investors” and any one of them an “Investor”) including the Partnerships listed in Part A of Schedule 1 of which DH is the manager of the General Partner (the “Partnerships”);

2.	The Managers details of whom are set out in Schedule 2 if they have signed or adhered to this Agreement;

3.	Doughty Hanson & Co Managers Limited a company incorporated under the laws of England and Wales with registered office located at 45 Pall Mall, London, SW1Y 5JG, and registered under number 3015047 (“DH”); and

4.	Tiger I, Inc., a Delaware corporation of 1209 Orange Street, Wilmington, County of New Castle, Delaware (the “Company”),

amends and restates that certain Subscription and Stockholders Agreement, dated 4th October, 2004 in accordance with Section 14.10 thereof.

WHEREAS

(A)	The Company intends to indirectly acquire the entire issued share capital of the Target by ensuring an indirect wholly owned subsidiary of the Company completes the Acquisition.

(B)	In conjunction with and conditioned on the closing of the Acquisition, the Company desires to issue and to sell to the Investors and the Managers, and the Investor and the Managers desire to purchase from the Company, Common Shares of the Company, all in accordance with the terms and provisions of this Agreement.

(C)	In conjunction with and conditioned on the closing of the Acquisition, the Company desires to issue and to sell to the Investors, and the Investors desire to purchase from the Company, the Preferred Shares, all in accordance with the terms and provisions of this Agreement.

(D)	The parties wish to enter into this Agreement to provide for the continuing operation and management of the Group and to govern certain aspects of the Shareholders’ relationships with each other and the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound the parties hereto hereby agree as follows:

1.	Definitions

1.1	In this Agreement, its Recitals and Schedules, unless the context requires otherwise, each of the following expressions shall have the meaning set opposite it:

“A Directors”	the Directors appointed from a list of candidates determined by the holders of a majority of the “A” Common Shares from time to time;

““A” Common Shares”	the “A” common shares, par value $0.01 per share, of the Company;

“Acquisition”	means the entering into of the Merger Agreement and all transactions, actions and other agreements and documents contemplated therein or to be entered into in connection therewith;

“Affiliate”	means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; any collective investment scheme organised by that person (or an Affiliate thereof) the investments of which are directed by that person; or any partner, officer, employee of that person (or Affiliate thereof); and any investment fund organised by that person for the benefit of its partners, officers or employees or their dependents and, in relation to the Investor, any person who is a partner in any Investor or an Affiliate of such a person or any successor trustee or nominee for, or a successor by reorganisation of, a qualified pension trust; the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; notwithstanding anything to the contrary herein, none of (i) the Company (and its Affiliates) nor (ii) any of the Investors (and their Affiliates) nor (iii) any of the Managers (and their Affiliates) shall be deemed to be an Affiliate of any other of them;

“B Director”	the Director appointed from a list of candidates determined by the holders of a majority of the class “B” Common Shares from time to time provided such person is an employee of a member of the Group;

““B” Common Shares”	the “B” Common Shares, par value $0.01 per share, of the Company;

“Board”	the board of directors of the Company from time to time;

“Bridgecos”	means Doughty Hanson & Co IV Bridgeco Limited a company incorporated in England and Wales with company number 4966991 whose registered office is at 45 Pall Mall, London SW1Y 5JG and DH IV Breskens Bridgeco Limited incorporated in England and Wales with company number 5150870 whose registered office is at 45 Pall Mall, London SW1Y 5JG;

“Business”	the business currently carried on by the Target;

“Business Day”	a day, except a Saturday or Sunday, on which banks in the State of New York are open for business generally;

“Charter”	the certificate of incorporation of the Company (as amended from time to time), which will be adopted at Completion in the agreed terms;

“Co-investor”	an institutional investor to whom the Investors or, with consent of DH, the Bridgecos wish to transfer, or have transferred, Shares or Preferred Shares, or who, with the consent of DH, acquires Shares in place of DH IV Breskens Bridgeco Limited and executes a Deed of Adherence;

“Common Shares”	the “A” Common Shares and the “B” Common Shares;

“Completion”	performance of all the matters contemplated in this Agreement as occurring at Completion, other than any matters which may be and are duly waived pursuant thereto;

“Completion Date”	the date on which Completion occurs;

“Deed of Adherence”	a deed in a form approved by DH pursuant to which a person who is not an original party hereto agrees to be bound by this Agreement;

“Directors”	the members of the Board of the Company from time to time;

“Employment Agreements”	the employment agreements entered or to be entered into between any of the Target Companies and each of the Managers;

“ERISA Partnerships”	means Doughty Hanson & Co IV Limited Partnership Number One and Doughty Hanson & Co IV Limited Partnership Number Three;

“Fair Value”	the amount agreed between DH and the Managers’ Representative as the fair value of any Shares for the purposes of Sections 8 or 9 or if not agreed within 30 days as determined by a major international accounting firm (but not PricewaterhouseCoopers LLP) selected by the Board and using accepted international valuation methods on the basis of an arm’s length negotiation between a willing buyer and a willing seller and on the basis of the Group as a whole with no discount or premium for the fact that such Shares represent either a majority or a minority holding;

“Group”	the Company and its subsidiaries from time to time (including the Target), and “Group Member” shall have the corresponding meaning;

“IPO”	an initial public offering of Shares (or shares into which they have been converted or a new issue of shares in the Company);

“Loan Agreements”	means the Senior Facilities Agreement, the Mezzanine Facility Agreement and the RBS Bridge Facility Agreement;

“Managers”	those persons set out in Schedule 2 or such of them who have signed or adhered to this Agreement at any time;

“Managers’ Representative”	the B Director;

“Merger Agreement”	the agreement of a similar date, entered into between Tumi Holdings, Inc., the Company, Tiger III, Inc. and OCM Principal Opportunities Fund II, L.P. relating to the acquisition of the Target;

“Mezzanine Facility Agreement”	means the mezzanine facility agreement dated on or about the date of this Agreement between, amongst others, Tiger III, Inc. as the company and RBS as mandated lead arranger, facility agent and security trustee;

“Preferred Shares”	shares of Series A Preferred Stock, par value $0.01 per share, of the Company, which will have the rights, preferences and privileges set forth in the form of Certificate of Designations, Powers, Preferences and Rights attached hereto as Schedule 5 (the “Certificate of Designation”) and preferred equity interests in Tiger II, LLC with economic terms equivalent to those set forth in the Certificate of Designation;

“RBS”	The Royal Bank of Scotland plc;

“RBS Bridge Facility Agreement”	means the credit agreement dated on or about the date of this Agreement between DH IV Breskens Bridgeco Limited as borrower and RBS as lender;

“Registration Rights Agreement”	the agreement, to be dated as of the Completion Date, to be entered into between the Company, the Partnerships and certain investors named therein;

“Sale”	(a) the sale of any interest in the shares of the Company to any person or group (whether in one transaction or a series of transactions) resulting in that person or group alone or together with persons acting together holding the right to exercise 50% or more of the voting rights at any meeting of stockholders of the Company, provided, that, for the purposes of this Agreement, none of the Shareholders of the Company at the date of this Agreement shall be deemed to be acting in concert with one another; or

(b) the sale, transfer or disposal (other than from one wholly owned subsidiary to another or from or to the Company to or from the wholly owned subsidiary) of substantially the whole of the undertaking, assets and property of the Group;

“Security Interest”	includes any mortgage, charge, pledge, lien, encumbrance, hypothecation or assignment or any other agreement or arrangement having the effect of conferring security;

“Senior Facilities Agreement”	means the senior facilities agreement dated on or about the date of this Agreement between amongst others, Tiger III, Inc. as the borrower and RBS as mandated lead arranger, facility agent, issuing bank and security trustee;

“Shareholder”	the beneficial holder from time to time of any Shares;

“Shares”	the “A” Common Shares, the “B” Common Shares, the Preferred Shares issued by the Company or Tiger II, LLC, as the case may be, and any further Shares of the Company in issue at any time;

“Successor Entity”	the meaning set out in Section 11.1;

“Target”	means the Tumi Group of companies listed in Schedule 3; and

“Tumi”	Tumi, Inc., a New Jersey corporation.

1.2	In this Agreement:

(a)	any reference to a document being “in the agreed terms” means in the terms agreed between the parties to this Agreement and for the purpose of identification signed by or on behalf of the Managers and DH, or such other terms as may be agreed in writing by or on behalf of the parties in substitution for or in variation of those terms;

(b)	the Recitals and Schedules form an integral part;

(c)	the headings are for convenience only and shall not affect the interpretation of this Agreement;

(d)	a reference to provisions of law includes a reference to any provision which from which time to time amends, extends, consolidates or replaces such provision and any subordinate legislation made under any such provision;

(e)	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

(f)	references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organization of any nature (in each case, whether or not having separate legal personality).

1.3	In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

2.	Sale and Purchase of Securities

2.1	Conditional only upon the closing of the Merger Agreement, the Company agrees to sell to the Investors (or in the case of some or all of the Preferred Shares, procure that a subsidiary sell to the Investors), and each Investor severally and not jointly agrees to purchase from the Company, at Completion, (i) the number of Common Shares set forth opposite such Investor’s name on Schedule 4 hereto for the purchase price set forth on Schedule 4 hereto and (ii) the number of Series A Preferred Stock set forth opposite such Investor’s name on Exhibit A hereto for the purchase price set forth on Schedule 4 hereto.

2.2	Conditional only upon the closing of the Merger Agreement, the Company agrees to sell to the Manager, and each Manager severally and not jointly agrees to purchase from the Company, at Completion, the number of Common Shares set forth opposite such Manager’s name in the letter of even date between the Company, DH and Laurence Franklin for the purchase price set forth on such letter and agreed to by such Manager in his Deed of Adherence.

2.3	The closing of the sale to, and purchase by, (i) the Investors of Common Shares and Preferred Shares and (ii) the Managers of Common Shares shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, simultaneously with the closing under the Merger Agreement or at such other time and place as the Company and DH may agree. At the closing, the Company shall deliver to each Investor and each Manager one or more certificates evidencing, as the case may be, the number of Common Shares and Preferred Shares to be purchased by such person at the closing (in such denominations as shall be specified in writing by such person), each of which shall be registered in such person’s name or its designee, against delivery to the Company of the relevant purchase price payable by wire transfer of immediately available funds to an account that the Company will designate in writing to the Investors and the Managers at least two Business Days prior to the Completion Date (subject, in the case of the Managers, to Section 2.4).

2.4	Each of the Managers who are to receive consideration from Tiger III, Inc. pursuant to the Merger Agreement hereby irrevocably consents to and authorises Tiger III, Inc. to withhold payment of such consideration, to the extent available, up to the amount due for his “B” Common Shares and to instead apply such consideration toward the payment to the Company of the relevant purchase price for the Common Shares to be purchased by such Managers pursuant to this Agreement. The parties acknowledge and agree that such consideration shall be deemed to have been paid to the relevant Managers pursuant to the Merger Agreement and subsequently paid to the Company pursuant to this Agreement for the subscription of Common Shares contemplated hereby and to give effect thereto each Manager hereby irrevocably appoints any director of the Company as his attorney-in fact to give a Letter of Direction (as defined in Section 2.08 of the Merger Agreement) to give effect to the arrangement set out herein.

2.5	At Completion the relevant parties shall execute, deliver and enter into the Registration Rights Agreement.

2.6	The Investors shall, if so required by DH, transfer such number of “A” Common Shares to employees of Group Members, at a price agreed by DH, provided that DH may only require such a transfer if all holders of “A” Common Shares are required to make such transfers pro rata to their holdings of “A” Common Shares and up to an aggregate transfer of 5% of the “A” Common Shares.

3.	The Board and the board of Tumi

3.1	Following Completion, the Shareholders shall take reasonable steps to procure that:

(a)	the Board shall consist of up to 6 Directors of whom:

(i)	up to 5 shall be A Directors, including any appointed pursuant to Section 13.3; and

(ii)	one shall be the B Director;

(b)	the chairman of the Company shall be one of the A Directors;

(c)	notice of all meetings of the Board is given to all Directors as provided for in the Charter and Bylaws of the Company;

(d)	the parties hereto agree that no business can be conducted at meetings of the Board unless a majority of the Directors is present (such majority to include a B Director), provided that if the meeting is an adjourned board meeting following a meeting at which no quorum was obtained, and written notice had been given to all members, the Board may proceed if at least 2 A Directors are present;

(e)	the Board shall meet monthly or, with the consent of DH, less frequently (but no less than four times a year).

3.2	The board of Tumi will be determined by its shareholder but in any event a B Director will be entitled to be a member of such board. The initial board of Tumi at Completion will consist of Harry Green, Nigel Doughty and Laurence Franklin.

4.	Day to Day Management

4.1	Each of the Shareholders agrees to exercise his or its respective rights hereunder and as a Shareholder in and through the Company, so far as it lawfully can, to ensure that the Company and each member of the Group performs and complies with all its obligations under this Agreement and complies with the restrictions imposed upon it under the Charter; and

(a)	each other Group Member acts in the manner contemplated by this Agreement;

(b)	the businesses of the Company and the other Group Members shall be managed in compliance, in all material respects, with all applicable laws and the Group shall maintain all licences, consents and authorisations of any nature whatsoever (public or private) which are necessary to carry on the businesses of the Group from time to time;

(c)	insurance cover for Group Members shall be maintained at all times with reputable insurance companies against all such risks and liabilities in such manner and amounts, and on such terms and conditions, as shall accord with good commercial practice, having regard to the businesses and assets of the Group, and in any event as shall be reasonably required from time to time by the Investors;

(d)	no Group Member shall at any time assign, charge or otherwise dispose of any interest in any policy maintained pursuant to the preceding sub-paragraph (c), other than pursuant to, as contemplated by, or in connection with, the Loan Agreements or related finance and security documents, or do or omit to do anything by which any policy may be rendered void or unenforceable;

(e)	the Group shall procure, according to prudent management practice, that its leasehold properties, and any other properties which are occupied by any Group Member from time to time, are maintained in a state of repair and condition consistent with the provisions of the leases or other agreements relating to them during their respective terms;

(f)	the Company and its subsidiaries will, unless DH agrees otherwise, enforce or procure to be enforced, to their full extent, the obligations of employees under any employment agreements and of other employees under their terms of employment with the Company or any other Group Member (but this clause shall not operate to reduce the rights of any such employees);

(g)	the Company will procure that all other Group Members and the Company itself will keep proper accounting records and in them make true and complete entries of all dealings and transactions in relation to its and their businesses.

4.2	The day-to-day management of the businesses (including responsibility for commercial behaviour and competitive activities in the markets concerned) of each of the Company and its subsidiaries shall be carried out by the management team of those companies. However, for the purpose of protecting the investment of the Shareholders, each Shareholder shall take all such reasonable steps as he can as a Shareholder or, in the case of a Shareholder who is also a director of any Group Member, as an employee of a Group Member, to procure that, to the extent permitted by the relevant law governing the activities of the Company or any subsidiary and subject to the fiduciary duties of the Directors, without the prior written approval of DH (unless expressly required or permitted by the terms of this Agreement) and subject always to compliance with the authorities conferred by the Board, except as otherwise specifically contemplated by this Agreement, the Registration Rights Agreement and the Certificate of Designation:

(a)	neither the Company nor any Group Member shall merge or consolidate with any other company other than another Group Member;

(b)	no Group Member shall do anything unless required to do so by law under which it will be liquidated or otherwise enter insolvency, dissolution or termination of its corporate status;

(c)	no Group Member will allot or issue any shares or other securities or grant to any person any option or right to call for the issue of any share or security (other than any issues of shares or securities or grants of options or rights to call for such shares or securities by one Group Member to another Group Member);

(d)	no Group Member will increase or reduce its issued capital (other than in connection with an issue of fully paid shares to another Group Member);

(e)	no Group Member may make any distribution, by way of dividend or otherwise to the holders of its shares (other than a distribution by way of dividend or otherwise by one Group Member to another Group Member) it being recognised that (where the holding of one member in another Group Member does not confer control) this may not be possible or where the payment of dividends is necessary because of the rights of holders of shares;

(f)	the Company will not permit any transfer of the Shares other than as permitted in this Agreement and the Charter;

(g)	the Company shall not consolidate, subdivide or convert any of its Shares or alter any of the rights attached to such Shares;

(h)	the Company shall not increase or reduce its share capital or reduce any capital redemption fund or capital reserve or capitalise any profits available for distribution;

(i)	the Company shall not purchase or redeem any of its own Shares;

(j)	there shall be no amendment to the Articles of the Company;

(k)	no Group Member shall adopt a share option plan for the benefit (directly or indirectly) of employees;

(l)	no Group Member shall create, enter into or acquire any other business, joint venture or partnership or interest therein if as a consequence the Group Member will incur any material liability and/or the aggregate capital commitment thereto exceeds $500,000 or acquire the share capital, or any instruments convertible into share capital or any other equity interest therein (whether on its own behalf or as a nominee), of any other entity if as a consequence the Group Member will incur any material liability and/or the aggregate cost of such acquisition exceeds $500,000 unless the commitment of such expenditure was contemplated and itemised in the consolidated budget for the Group for the year in which such contract is entered into (being a budget which has been approved by DH as provided in Section 13(1)(h) - a “Relevant Budget”);

(m)	the Group, taken as a whole, shall not discontinue or extend in any material respect the general nature of the business carried on by it at the date hereof;

(n)	no Group Member shall sell any asset or group of related assets (other than sales in the ordinary course of its business or inter-group transfers) which have an aggregate value of more than $500,000 or the value of which, when aggregated with all other assets sold by all Group Members in any financial year (not being in the ordinary course of business or to other Group Members), exceed $500,000 unless the item was contemplated and itemised in the Relevant Budget;

(o)	no Group Member shall:

(i)	enter into a contract which involves the commitment of expenditure (other than capital expenditure covered by paragraph (p) below) by that Group Member in excess of $500,000; or

(ii)	enter into a contract which involves the commitment of expenditure (other than capital expenditure covered by paragraph (p) below) by that Group Member of $500,000 or less at a time when the aggregate of such committed expenditure for the relevant financial year (in or outside of the ordinary course of business) under contracts entered into by all Group Members exceeds $2,000,000;

unless the capital expenditure on the item was contemplated and itemised in the Relevant Budget;

(p)	no Group Member shall:

(i)	commit itself to any capital expenditure in excess of $500,000 on any item; or

(ii)	commit itself to any capital expenditure of $500,000 or more at a time when the aggregate of all such capital expenditure commitments of all the Group Members for the relevant financial year exceeds $2,000,000;

unless the capital expenditure on the item was contemplated and itemised in the Relevant Budget;

(q)	no Group Member shall have outstanding loans at any time other than under or as otherwise permitted by the Loan Agreements;

(r)	no Group Member will create or attempt to create or issue or allow the creation of any mortgage, fixed or floating charge, pledge or encumbrance or other security of any kind upon all or part of their property or assets other than pursuant to a Loan Agreement or as permitted therein or as a result of reservations of title arising in the course of normal trade and charges which arise by operation of law;

(s)	no Group Member shall (other than pursuant to a Loan Agreement) repay, purchase or redeem any of its debt other than as required under the terms of the issue of the debt and other than through individual voluntary repayments of up to $500,000 provided the aggregate of any such voluntary repayments made by the Group shall not exceed $1,000,000 in any financial year (taking all repayments of all Group Members together);

(t)	other than as contemplated in the Loan Agreements, no Group Member will give any guarantee or indemnity or accept or undertake any joint or several liability with any other person except in the ordinary course of business or in connection with acquisitions of property (such as guarantees of lease payments);

(u)

no Group Member shall enter into any transaction with any related party, other than pursuant to, as contemplated by or in connection with the Loan Agreements or related finance and security documents. For this purpose “a related party” means a party hereto and a connected person of any individual which is a party hereto, an employee of a party hereto, and any affiliate of any corporate body which is a party hereto. For the purposes of this Agreement, “corporate body” shall include any company or partnership. This restriction does not apply to employment agreements entered into by Group Members with the Managers or normal transactions arising properly out of their engagements as employees of the Group or to transactions between Group Members;

(v)	neither the Company nor any Group Member shall change its auditors;

(w)	no Group Member shall vary the material terms of any employment agreements, pension provisions or other benefit entitlement of any Manager nor dismiss any Manager or recruit a new appointee in respect of the positions held by the Manager;

(x)	no Group Member shall materially vary the terms of any Group Member employee benefit plans or other generally available employee benefits;

(y)	no annual revenue or capital budgets of any division of the Group (such divisions being as identified in the budgets to be adopted in accordance with Section 13) shall be adopted or varied;

(z)	neither the Company nor any other Group Member or any successor entity of the Company will list its shares or any other securities on any recognised stock exchange;

(aa)	no consent is given by any Group Member to any subsidiary for any transaction which would otherwise fall within (a) to (z) above and no voting rights attaching to the shares in any Group Member are exercised in respect thereto;

(bb)	the Company will not make any variation to, or waive any rights under the Merger Agreement; and

(cc)	the Company will not take any step which requires the consent of the lenders under the Loan Agreements without informing DH in advance of obtaining the consent of the relevant lender.

The written approval of DH may be given by any A Director or a person duly authorised by an instrument in writing executed by DH, and may be given generally or in relation to a matter of a specific class.

5.	Dividends, Redemptions and Conversions

5.1	Each of the parties agrees to exercise its voting rights such that, unless approved by DH, no dividends or other distributions shall be declared, paid or made by the Company on the Common Shares unless the Preferred Shares have been redeemed or repurchased in full pursuant to their terms and conditions and that no dividends or distributions shall be declared, paid or made unless permitted by the Loan Agreements.

5.2	In the event that the Company exercises its right to redeem or repurchase the Preferred Shares in accordance with their terms and conditions, each of the parties agrees that it will exercise any voting rights to ensure that the Preferred Shares will be redeemed or repurchased (at the option of the holders of the Preferred Shares) either (i) for cash or (ii) alternatively by a conversion into Shares.

6.	New Share Issues

6.1	No resolution of the Board or the Shareholders of the Company shall be passed to issue shares of any class of Shares unless resolutions are concurrently proposed to issue shares of all other classes of Shares such that each person who holds Shares (“Existing Shareholders”) shall have the right to subscribe for a proportion of the new Shares pro rata to the number of Shares in issue in the relevant Shareholders’ class and pro rata to the number of Shares such Shareholder holds. Such right of subscription shall be exercisable, unless waived, for a period of not less than 30 days following the resolution to increase the stated capital. If an Existing Shareholder does not wish to subscribe for his proportion of the new Shares, then these shares will be offered first pro rata to the other members of the class to which that Existing Shareholder belongs and, if they are still not taken up, to the remaining Shareholders of the other classes.

6.2	The Shareholders further agree that the subscription rights of the Existing Shareholders pursuant to Section 6.1 shall be waived for an issue of Shares to any person(s) if holders (or representatives of holders) of not less than 51% of the Common Shares then in issue and a majority of the Existing Shareholders authorise such waiver, provided that such waiver shall only be given if at such time the holders of 51% of the Common Shares then in issue and a majority of the Existing Shareholders (i) consider the Company’s need for capital is such that the delay involved in making a subscription offer to the Existing Shareholders would cause an event of default under the Loan Agreements or would otherwise be materially prejudicial to the Group as a whole or (ii) resolve that the new Shares are, or are to be, wholly paid up otherwise than by cash in connection with an acquisition of any business or assets approved if necessary as provided in Section 4 and (where (ii) applies) in circumstances where any resulting dilution applies equally to all Existing Shareholders and where the person acquiring such shares is not affiliated in any way with DH and where such acquisition has been made after consultation with the Managers’ Representative.

6.3	In the event that the subscription rights of Existing Shareholders are waived under Section 6.2(i), the parties will procure that a subsequent offer of Shares on the same terms and conditions is made to Existing Shareholders with a view to giving them the right to subscribe for Shares equivalent to those they would have been offered had Section 6.1 not been disapplied.

7.	Transfers of Shares

7.1

No transfer of any Shares may be made unless the transfer has been effected in accordance with this Agreement and the terms of the Charter. Furthermore, no transfer of any Preferred Shares of the Company or Tiger II, LLC may be made unless a proportionate number of Preferred Shares of the Company or Tiger II, LLC, as the case may be, owned by such Shareholder (based on the ratio the number of such Shareholder’s Preferred Shares proposed to be transferred bears to the total number of such Shareholder’s Preferred Shares of the Company or Tiger II, LLC, as the case may be) is transferred simultaneously with and to the same transferee. Any attempt by any Shareholder to transfer Shares in violation of this Agreement shall be null and void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares without the written consent of DH.

7.2	Any transfer of Shares or any interest or right therein permitted by this Agreement is in each case conditional on the transferee (unless he is already a party to this Agreement) entering into a written agreement (including a Deed of Adherence) to be bound by the terms of this Agreement (and if such transferee (which for this purpose shall include any Manager acquiring Shares and executing a Deed of Adherence) shall so agree and enter into such agreement, each party hereto shall recognise the transferee as entitled to the rights conferred on any party as a “Shareholder” by this Agreement except that a transferee who acquires all the shares in the Company need not sign such an agreement).

7.3	Except for any security created by the Bridgecos within six months from Completion in connection with their acquisition of Shares, no Shareholder shall create, agree to create, allow to come into being or permit to subsist any Security Interest over any Shares of the Company.

7.4	The rights granted to any Investor, any Manager or any other Shareholder hereunder shall be assignable to any transferee or assignee of all or part of its right, title or interest to the “A” Common Shares or “B” Common Shares, as the case may be held by it and if any additional person adheres to this Agreement as a Shareholder (whether by transfer, sale or assignment from an existing Shareholder or by allotment or otherwise), the Company hereby grants to such a Shareholder, upon and with effect from delivery of the written agreement contemplated in Section 7.2, the rights granted hereunder to each Shareholder mutatis mutandis as if it had been named as a Shareholder hereunder.

8.	Pre-emption Rights on Transfer

8.1	Except as contemplated in Section 8.3, no Shares shall be transferred and no interest in any Shares shall be transferred or (except by the Company in compliance with this Agreement) created unless and until the rights of pre-emption conferred by Section 8.2 have been exhausted. Any consent granted pursuant to Section 8.3(a) may not be revoked and will otherwise remain binding notwithstanding any subsequent change in the Shareholders of the Company.

8.2	(a)	A Shareholder who intends to transfer any Shares (the “Seller”) shall give to the Company notice in writing (the “Transfer Notice”), offering to sell the number of Shares (the “Shares for Sale”) and stating the price (the “Sale Price”) and other material terms on which he is prepared to sell the Shares for Sale.

(b)	Within seven days of receipt by the Company of a Transfer Notice (the “Relevant Date”) the Company shall invite all Shareholders at the Relevant Date (other than the Seller) to apply to purchase their Proportionate Entitlement of the Shares for Sale at the Sale Price. Each such invitation shall be made in writing and shall specify the proportion of the Shares for Sale each such Shareholder may offer to purchase. Each such Shareholder may offer to purchase such proportion of the Shares for Sale which as nearly as practicable equal his proportion of the number of the existing issued Common Shares held by him at the date of the offer (the “Proportionate Entitlement”). Each invitation under this Section 8.2(c) shall be accompanied by a form of application for use by such Shareholder to indicate whether such Shareholder will elect to offer to purchase (i) his entire Proportionate Entitlement and (ii) such further proportion of the Shares for Sale in excess of his Proportionate Entitlement (the “Excess Entitlement”) which he is offering to purchase. The Shareholders shall be entitled to respond to such invitation for a period of 21 days from the date of its despatch (the “Acceptance Period”). If at the termination of the Acceptance Period any Shareholder shall not have accepted the invitation, such Shareholder shall be deemed to have waived any and all of its rights under this Section 8.

(c)	At the expiration of the Acceptance Period, the Shares for Sale shall, if offers have been received from the Existing Shareholders for 100% (or more) of the Shares for Sale, be allocated in the following manner:

(i)	each Shareholder who has accepted his Proportionate Entitlement shall have it allocated to him;

(ii)	if any Shares for Sale remain unallocated, such Shares shall be allocated to satisfy the Excess Entitlements; and

(iii)	if there are insufficient Shares for Sale to satisfy the Excess Entitlements in full, any available Shares for Sale shall be allocated (as nearly as possible) on a pro rata basis among the Shareholders applying for Excess Entitlements.

(d)	Within seven days of the expiration of the Acceptance Period, the Company shall notify the Seller and all Shareholders in writing as to whether or not offers for the purchase of the entire Shares for Sale have been received under this Section 8 and the allocation of such Shares. If the entire Shares for Sale shall have been allocated, the notification shall give the details of the offers which have been made and of the allocations made as between purchasing Shareholders under this Section 8.2. Each purchasing Shareholder shall be bound, subject to offers being received for 100% or more of the Shares for Sale, by the terms of any application made by him to purchase in accordance with this Section 8 such proportion of the Shares of Sale as is specified therein at the Sale Price. If any purchasing Shareholder shall default in making payment for any Shares for Sale which he has agreed to purchase, then such Shares for Sale shall be reallocated to satisfy any outstanding Excess Entitlements or, if there are no outstanding Excess Entitlements, the Seller shall be entitled to dispose of the entire Shares for Sale pursuant to Section 8.2(g).

(e)	If offers shall have been received for the entire Shares for Sale, the Seller shall be bound, upon payment of the applicable proportion of the Sale Price, to accept such offers and transfer the Shares for Sale in the proportions allocated pursuant to this Section 8 to the relevant purchasing Shareholders.

(f)	If offers to purchase the entire Shares for Sale are not received from existing Shareholders, then (i) if the Seller is a Manager who is a Good Leaver (each as defined in Section 9) the Company or the Trust (in accordance with Section 9), as the case may be, shall, if permitted by and in accordance with applicable law, purchase the entire Shares for Sale at the Sale Price, (ii) in any other case other than (iii) or if the Company or the Trust, as the case may be, is unable as a matter of law to purchase the entire Shares for Sale of a Good Leaver, the Seller may during a period of 90 days following the date on which he receives the notification required by Section 8.1(d), transfer some or all of the Shares for Sale to any person or persons approved by DH (such approval not to be unreasonably withheld or delayed and to be exercised in the interests of the Company) in a bona fide sale at a price not less than the Sale Price and on terms no more favourable to the purchaser than those set forth in the Transfer Notice (after deduction, where appropriate, of any dividend or other distribution to be retained by the Seller), such sale to be completed in compliance with Section 7 of this Agreement, provided that DH will not withhold consent if the Seller is RBS or an Affiliate of RBS and the buyer is not a material direct competitor of any Group Company.

(g)	Notwithstanding any of the foregoing provisions, no “A” Common Share may be acquired by a holder of “B” Common Shares until all offers for such shares by holders of “A” Common Shares shall have been accepted, and no “B” Common Shares may be acquired by a holder of “A” Common Shares until all offers for such shares by holders of “B” Common Shares shall have been accepted.

8.3	The following are the exceptions to the pre-emption rights set out in Section 8.2:

(a)	any transfer of Shares by a Shareholder to any person with the prior consent in writing of DH and, if it is a transfer of “B” Common Shares or Shares held by the Managers, the Managers’ Representative;

(b)	any transfer of Shares by an Investor to any of the Affiliates thereof (or, in the case of the Partnerships or a Bridgeco, to an Affiliate of DH);

(c)	any transfer of shares by an Investor (or a person expressed herein to be holding shares as nominee for or on behalf of an Investor) or a Bridgeco to another Investor or a Co-investor;

(d)	any transfer contemplated in Sections 9 or 10 of this Agreement; and

(e)	any transfer by a Bridgeco by way of security or to RBS or an Affiliate of RBS;

PROVIDED, THAT, if a transfer is to an Affiliate of the transferor, then if and whenever any person holding Shares ceases to be an Affiliate of the transferor, such person shall be bound to and shall immediately provide a Transfer Notice pursuant to Section 8.2 in respect of all of such person’s Shares. If the Investors transfer “A” Common Shares to employees of any Group Member hereunder, the Company may, with the approval of DH, reclassify such shares for the purpose of this Agreement as “B” Common Shares.

Any person to whom a transfer may be made under this Section 8.3 shall herein be called a “Permitted Transferee”.

9.	Transfers by Managers

9.1	Any Manager who is a beneficial holder of Shares and ceases for any reason to be employed by any Group Member without remaining or becoming an employee of any other Group Member shall, unless otherwise agreed by DH and not later than 15 days following the date on which he ceases to be so employed, be deemed to give a Transfer Notice at the amount determined under Section 9.4 below in respect of all of the Shares he holds.

9.2	If at any time any person (whether or not a Shareholder) ceases for whatever reason to be a director or employee of any Group Member without remaining or becoming an employee of any other Group Member and at any time thereafter becomes a holder of any Shares in the Company by virtue of any rights or interests acquired by him during the period such person was a director or employee, he shall thereupon be bound and shall be deemed to give a Transfer Notice in respect of the Shares (if any) he holds in the amount determined under Section 9.4 below.

9.3	Subject to the provisions of Section 7 and Section 9.4, upon receipt by the Company of a Transfer Notice pursuant to Sections 9.1 or 9.2, the Company shall be entitled to allocate the Shares for Sale at the price referred to in Section 9.4:

(a)	to a person or persons, if any, replacing (directly or indirectly) the Seller as an employee or director of the Company provided that, such replacement is employed or appointed within 60 days of the date of the Transfer Notice;

(b)	if the person who replaces the Seller referred to in Section 9.3(a) does not wish to subscribe for Shares, then to the other holders of the “B” Common Shares;

(c)	to a trust or scheme for the benefit of a replacement manager or the employees (the “Trust”);

(d)	to the Company; or

(e)	as otherwise determined by the Board or, if the transferee is DH or an Affiliate of DH otherwise than as a nominee or trustee of such person who is not DH or an Affiliate of DH, by the holders of a majority of the Shares not owned or controlled by DH and the Partnerships.

9.4	The price at which any Shares shall be offered under this Section 9 shall be:

(a)	in the case of a Manager or other employee who dies or retires for reasons of incapacity or retirement at a normal retirement age (which cannot be determined solely by an employee), or is a person whom the Board, with the prior written approval of DH, has otherwise determined as eligible for such treatment (a “Good Leaver”), the Fair Value thereof or, if higher, the Issue Price (as defined below);

(b)	in any other case (a “Bad Leaver”), at the following price or such higher price (not being in excess of the Fair Value thereof) as the Board, with the prior approval of DH, has determined:

(i)	if the Transfer Notice is given on or before the first anniversary of the Completion Date, the purchase price paid for such Share (including any premium paid at the date of issue, whether or not such sums are paid by the holder of the Shares) (the “Issue Price”);

(ii)	if the Transfer Notice is given between the first and second anniversaries of the Completion Date, a price equal to 25% of the Fair Value thereof or (if higher) the Issue Price;

(iii)	if the Transfer Notice is given between the second and third anniversaries of the Completion Date, a price equal to 50% of the Fair Value thereof or (if higher) the Issue Price;

(iv)	if the Transfer Notice is given between the third and fourth anniversaries of the Completion Date, a price equal to 75% of the Fair Value thereof or (if higher) the Issue Price;

(v)	if the Transfer Notice is given on or after the fourth anniversary of the Completion Date, the Fair Value thereof or (if higher) the Issue Price.

9.5	The Trust shall be entitled to transfer some or all of the Shares which it acquires to employees of any Group Member provided the identity of the employees has been approved by DH.

9.6	Otherwise than pursuant to this Section 9 (in the case of the Managers only) and Sections 10, 11 and 12, no Shareholder shall transfer any Shares prior to the third anniversary of Completion without the prior written approval of DH, provided, however, that any Manager may transfer Shares without prior written approval of DH (but in compliance with Section 7) at any time following the date on which the Investors hold less than 25% of the Shares.

10.	Purchase Offer and Tag Along

10.1	Purchase offer

(a) If, following prior consultation with DH, the holder or holders of not less than 51% of the Common Shares then in issue (the “Compelling Investors”) approve a Sale of the Company (an “Approved Sale”), then, on receipt of written notification of such fact (such notice to include a copy of the agreed terms of such Approved Sale), all other Shareholders will vote for, consent to and will not object or otherwise impede consummation of the Approved Sale. The parties hereto hereby agree to waive all rights of pre-emption or veto in respect of any Approved Sale, as well as any analogous rights under the Charter, this Agreement or otherwise for the purposes of the consummation of the Approved Sale in accordance with this Section 10.1.

(b) If the Approved Sale is structured as (i) a merger or consolidation, each Shareholder shall vote its Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by the Majority Holders), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock, each Shareholder shall agree to sell, and shall sell, all of its Shares and rights to acquire Shares, if any, on the terms and conditions so approved, or (iii) a sale of assets, each Shareholder shall vote its Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by the Majority Holders). In furtherance of the foregoing, (a) each Shareholder will take, with respect to such holder’s Shares, all necessary or desirable actions reasonably requested by the Majority Holders in connection with the consummation of the Approved Sale of the Company and (b) each Shareholder will make the same representations, warranties, indemnities and agreements as each other holder (subject to sub-clauses (1) and (2) of the following sentence), including without limitation, voting to approve such transaction and executing the applicable purchase agreement and other agreements. In any Approved Sale, (1) each Shareholder shall be obligated to make representations and warranties as to such Shareholder’s title to and ownership of Shares, authorization, execution and delivery of relevant documents by such Shareholder, enforceability of relevant agreements against such Shareholder and other matters relating to such Shareholder, to enter into covenants in respect of a transfer of such Shareholder’s Shares in connection with such Approved Sale and to enter into indemnification obligations with respect to the foregoing, in each case to the extent that each other Shareholder is similarly obligated; provided that no Shareholder shall be obligated to enter into indemnification obligations with respect to any of the foregoing to the extent relating to any other Shareholder or such other Shareholder’s Shares, and (2) in no event shall any Shareholder be liable in respect of any indemnity obligations pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such Shareholder in such Approved Sale.

(c) The obligations of the Shareholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Charter as in effect immediately prior to such Approved Sale; (ii) if any holders of a class of Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Shares will be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Shares.

(d) If the Company or the Majority Holders enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the U.S. Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Shares will, at the request of the Company or the Majority Holders, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company and the Majority Holders. If any holder of Shares appoints a purchaser representative designated by the Company or the Majority Holders, the Company will pay the fees of such purchaser representative, but if any holder of Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative, and such holder shall be responsible for the fees of the purchaser representative so appointed.

(e) The Shareholders will bear their pro rata share (as if such expenses reduced the aggregate proceeds available for distribution as contemplated by Section 10.1(c)(i) above) of the costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred by the Majority Holders for the benefit of all holders of Shares and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 10.1(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Approved Sale in accordance with Section 10.1(a) shall be deemed to be for the benefit of all holders of Shares, except that costs incurred by any holder of Shares in connection with the transfer of its own shares or otherwise on its own behalf will not be considered costs of the transaction hereunder and will be the responsibility of such holder.

(f) Concurrently with the Completion, each Shareholder shall deliver to the Chairman of the Board: (i) all certificates evidencing any Shares owned by such Shareholder and (ii) five stock transfer powers in the form of Exhibit B attached hereto (each a “Stock Power” and, collectively, the “Stock Powers”) executed in blank with respect to all such Shares. All certificates evidencing such Shares will be held by the Chairman of the Board for the benefit of such Shareholders, or permitted transferee thereof, until the consummation of an Approved Sale in accordance with the terms and conditions of this Section 10.1. In connection with any such Approved Sale, the Chairman of the Board is hereby authorized by each Shareholder to assign, transfer and deliver all such Shares to the appropriate acquiror thereof.

(g) For purposes of this Section 10.1, “Sale of the Company” means the sale of the Company to a person or group of persons which are bona fide arm’s length purchasers and which are not an Affiliate of any of the Shareholders, pursuant to which such person or persons acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

10.2	Tag along

(a)

Each of the Shareholders hereby agrees that, unless otherwise specifically permitted in this Agreement, it shall not, in any one transaction or any series of similar transactions, directly or indirectly, sell or otherwise dispose of any Shares to any person (an “Acquirer”) unless the terms and conditions of such sale or other disposition to the Acquirer shall include an offer by the Acquirer to all other Shareholders (the “Included Offerees”) to include, at the option of each Included Offeree, in the sale or other disposition to the Acquirer, such number of Shares beneficially owned by such Included Offeree as determined in accordance with this Section 10.2. If a Shareholder receives a bona fide offer to purchase or otherwise acquire (an “Included Offer”) any Shares held by such Shareholder which it desires to accept (the “Included Shares”) from an Acquirer, such Shareholder shall then cause the Included Offer to be reduced to writing and shall provide written notice (the “Included Notice”) of such Included Offer to the Included Offerees in the manner set forth in this Section 10.2. The Included Notice shall contain an offer by the Acquirer to purchase or otherwise acquire, in addition to the Included Shares being acquired from such Shareholder, Shares from the Included Offeree at a price equal to the higher of (x) the price at which such acquisition is to be made or (y) the highest price the Acquirer or persons acting together with it has paid for any Shares in the 12 months prior to the date the Included Offer was made, and otherwise on the same terms and conditions as contained in the Included Offer and shall be accompanied by a true and correct copy of the Included Offer (which shall identify the Acquirer, the number of Shares which the Acquirer is seeking to purchase or otherwise acquire, the price contained in the Included Offer and all the other terms and conditions of the Included Offer). Each of the Included Offerees shall, within 10 days after the date the Included Notice is received by such Included Offeree (the “Included Notice Period”), deliver a written notice to the Shareholder that was the initial recipient of the Included Offer (the “Tag Along Notice”), which notice shall specify the number of Shares held by such Included Offeree which it wishes to sell pursuant to the Included Offer (the “Tag Along Shares”) and the total number of Shares then beneficially owned by such Included Offeree. In the event the Acquirer shall modify the Included Offer in any way, the Acquirer shall send an amended Included Notice to the Included Offerees. Each Included Offeree shall, if it so desires to sell, exchange, transfer or otherwise dispose of Tag Along Shares pursuant to the Included Notice, as so amended, prior to the later of five days after the date such amended Included Notice is received by the Included Offeree or the end of the original Included Notice Period, deliver an amended Tag Along Notice specifying the amended number of Tag Along Shares.

(b)	Each Included Offeree shall have the right to sell pursuant to the Included Offer, as amended, a number of Tag Along Shares equal to the product of (x) the total number of Shares then beneficially owned by such Included Offeree multiplied by (y) a fraction, the numerator of which shall be the total number of shares proposed to be purchased by the Acquirer and the denominator of which shall be the sum of all Shares beneficially owned by the Shareholders. For purposes of this Section 10.2, the Shareholder that was the initial recipient of the Included Offer and the Included Offeree(s) are hereinafter referred to as “Sellers.” If any Seller has not indicated a desire to sell all of the Included Shares or Tag Along Shares, as the case may be, permitted to be sold by it pursuant to this Section 10.2, then any Seller who has indicated a desire to sell more than the Included Shares or Tag Along Shares, as the case may be, permitted to be sold by such Seller pursuant to the first sentence of this Section 10.2(b) shall have allocated to such Seller the right to sell an additional number of Included Shares or Tag Along Shares, as the case may be, owned by such Seller until the entire number of shares available to be sold to the Acquirer shall have been allocated among the Sellers.

(c)	If at the termination of the Included Notice Period any Included Offeree shall not have accepted the offer contained in the Included Notice, such Included Offeree shall be deemed to have waived any and all of its rights under this Section 10.2 with respect to the sale or other disposition of its Tag Along Shares to such Acquirer; provided, that such sale or disposition is completed on the terms set forth in the Included Notice within 30 days after the termination of the Included Notice Period.

(d)	This Section 10.2 shall not apply to the transfer by the Investors and the Bridgecos of Shares, without restriction, with a view to disposing of all of the Shares held by the Bridgecos and syndication to investors in DH funds provided that DH and the Partnerships collectively retain at least 25% of the “A” Common Shares or to any Permitted Transfer under Section 8.3 or to any transfer under Sections 9 or 10.1.

11.	Transfer of Special Rights

If DH or the Partnerships or any Permitted Transferee of DH (or any of them together) shall as part of a single transaction transfer such number of Shares as shall represent 25% or more of the Common Shares in issue (a “DH Holding”) in accordance with the terms of this Agreement to a single purchaser then DH may (in its absolute discretion) at the same time assign to that purchaser (the “DH Buyer”) all (but not some) of the special rights conferred on DH under this Agreement for so long as the DH Buyer shall hold no less than 51% of the Common Shares in issue, as may any person who in turn acquires a DH Holding from any DH Buyer pursuant to a single purchase, provided that only one person at any time shall be entitled to the special rights so conferred. However, the special rights of DH may not be transferred unless the DH Buyer shall have made an offer to all holders of Shares to acquire all their shares pursuant to Section 10.2. The special rights are all rights held by DH which exceed those it would have as a Shareholder without regard to this Agreement.

For the avoidance of doubt, a transfer to the DH Buyer shall be made in accordance with the provisions of Section 7.2.

12.	Realization of Investments

12.1	The Shareholders confirm their intention and commitment to work towards the realization of their respective investments in the Company or any successor to the Company, whether through merger, consolidation, the acquisition of all or substantially all of the Company’s assets or otherwise (in either case a “Successor Entity”), whether through creation of a public market for the equity share capital of the Company or otherwise, within five years of the Completion (subject always to the financial and commercial requirements of the Company and prevailing market conditions). The parties hereto specifically agree to cooperate and work together in good faith with a view to achieving a realization of the respective investments in the Company and, if DH reasonably believes that any other Shareholder is failing to so cooperate, it may require that Shareholder in writing to do so, failing which DH shall be entitled to exercise its rights as the Compelling Investor under Section 12.3.

12.2	If the holder or holders of not less than 51% of the Common Shares (together “Compelling Investors”) wish to apply to a recognised stock exchange to list some or all of the equity interests or shares in the Company or its Successor Entity, then all the other Shareholders shall (provided that all Shareholders are given the equal opportunity to participate in such listing and any associated offer of shares to the public on a proportionate basis):

(a)	consent to such application and take all steps necessary to give effect thereto, including such registrations and filings and other actions as may be required under applicable securities laws and regulations; and

(b)	take all corporate actions which may be required to:

(i)	if necessary, convert the Company or its Successor Entity into a form of company capable of having its securities listed on the relevant exchange or make such amendments to the Charter as may be required by any rules of such exchange;

(ii)	enable the transfer of all shares in the Company or its Successor Entity to a newly formed company in exchange for a new issue of shares in the newly formed company; or

(iii)	replace any Director who by the casting of his vote at any meeting of the Board prevents the taking of any step which is required to effect such a listing, or who takes any steps to prevent, hinder or delay the achievement of such a listing;

Provided that any such reorganisation, share exchange or flotation shall not change the proportionate economic interest and voting rights of each Shareholder in the Company or its Successor Entity. For the purposes of this Agreement “recognised stock exchange” shall mean any reputable exchange subject to proper regulation.

12.3	Compelling Investors shall be entitled to exercise any of the rights conferred upon them by this Section 12.3 at any time after the date falling after the first anniversary of the closing under the Merger Agreement, or (if earlier) at any time when the Compelling Investors reasonably believe that any party is failing to comply with its obligations under Section 12.2(a) (and such party fails to so comply immediately upon receipt of a written notice to do so from a Compelling Investor):

(a)	the Compelling Investors shall have the right to require the replacement of any Director who, at any meeting of the Board, votes against the taking of any step which is required to give effect to the provisions of this Section 12.3;

(b)	the Compelling Investors may require the Company by notice in writing (a “Compulsory IPO Notice”) to appoint, at their own expense, an Investment Bank (the “Realization Adviser”) to advise the Company and the Shareholders on possible methods of realising the Shareholders’ investment in the Company:

(i)	the Realization Adviser shall be instructed to prepare a report addressed to the Company and the Shareholders (the “Disposal Report”) within three months of its appointment and the Shareholders shall themselves provide, and procure that the Company provides, the Realization Adviser with such assistance and information as may be reasonably necessary to enable it to prepare the Disposal Report;

(ii)	the Disposal Report shall specify steps which would be required to be taken in order to achieve the listing of equity securities of the Company (or a Successor Entity thereof) to a recognised stock exchange (a “Listing”) and shall state the minimum, maximum and median price for the Common Shares which the Realization Adviser believes is likely to be achieved on public offering of such Common Shares in connection with such Listing and to the greatest extent practicable, the Shareholders and the Company shall procure that the minimum price for the Common Shares is not less than 95 per cent of the maximum price;

(iii)	within 14 days of the Company’s receipt of a Disposal Report, the Compelling Investors shall notify the Company and all other Shareholders whether or not they wish to proceed with a Listing in accordance with the steps set out in the Disposal Report, and if the Company elects not to proceed with such Listing the Compelling Investors may not do so;

(iv)	if the Compelling Investors serve a notice on the Company and all other Shareholders requiring them to proceed with a Listing in accordance with the steps set out in the Disposal Report, all Shareholders shall be obliged to take all such steps as are set out in Section 12.2 and (subject to sub-paragraph (v) below) all other shareholders (the “Compelled Investors”) shall be obliged to sell such proportion of their Common Shares in connection with such Listing as is equal to the proportion of the Common Shares held by the Compelling Investors which is agreed to be sold on the same terms and conditions as the Compelling Investors and the Compelled Investors shall further be obliged to accept such restrictions on their right to sell Common Shares following a Listing as shall correspond as closely as practicable to any such restrictions as are accepted by the Compelling Investors;

(v)	the Compelled Investors shall not, pursuant to sub-paragraph (iv) above, be required to give any warranty or representation on sale of its Shares (other than a warranty as to its title thereto, the liability for which shall be limited to the sale proceeds it receives) or to accept any obligation to retain any shares for a period longer than twelve months after a Listing becomes effective;

(vi)	no Shareholder may be required to sell any Shares in connection with a Listing pursuant to this Section 12.3 at a price which is less than the minimum price for such Shares specified in the relevant Disposal Report;

(vii)	no more than one Compulsory IPO Notice may be served in any period of six months.

12.4	On an IPO the parties agree that all “A” Common Shares and “B” Common Shares will convert to one class of share in the Company pro rata to their rights to receive dividends and/or liquidation proceeds and each Shareholder shall vote accordingly.

12.5	If any Shareholders are able to sell Shares in an IPO all Shareholders will be permitted to do so pro rata to their holdings subject to any restrictions imposed on the sale of the shares held by Managers in a Group Member by the institutions organising the IPO after discussions with the Managers concerned.

13.	Further Obligations of the Company

13.1	Other than as is required or contemplated by this Agreement, the Shareholders hereto undertake that in order to protect the investment of all the Shareholders they will procure (to the extent that they legally can) that:

(a)	the Company shall keep all the Shareholders informed of matters which it is reasonable for it to bring to their attention relating to the progress of its business by furnishing to the Shareholders, to such extent and in such form and detail as DH may from time to time reasonably require, particulars of any matters concerned with and arising out of the activities of the Company and every other Group member;

(b)	the Shareholders are provided with all audited and unaudited financial statements (including annual and quarterly or interim) of the Company and each Group Member, including consolidated financial statements;

(c)	audited financial statements for the Company and each Group Member (to the extent each produce the same, failing which unaudited financial statements) and audited consolidated financial statements for the Company, in each case complying with the applicable legal requirements and accounting standards, principles and practices of such company’s country of incorporation, shall be prepared and reported on by the auditors of the Company within 90 days from the end of the financial year in question and delivered promptly thereafter to the Shareholders;

(d)	the audited (or in the case of such jurisdictions where audit does not occur) unaudited and the consolidated financial statements of the Company and each Group Member for each financial year shall be prepared applying accounting policies consistent with those previously used in the preparation of the financial statements of the Target Group (being those companies listed in Schedule 4);

(e)	the auditors of the Company from time to time shall, at the expense of the Company, certify the profits of the Company as disclosed in the audited financial statements which are available for distribution for each financial year at the same time as they sign their report on the audited consolidated financial statements of the Company and its subsidiaries for that financial year and shall generally prepare such certificates and calculations as may be required by the Charter or by this Agreement from time to time and the auditors shall be given such assistance and information by the Managers, the Company and each of its subsidiaries as they may reasonably require in connection with the performance of any duties imposed upon them hereunder or by the Charter;

(f)	the Chief Executive Officer of Tumi shall no later than the beginning of the last month preceding the commencement of each financial year of the Company, submit to DH consolidated revenue and capital budgets for the forthcoming financial year for the Group broken down according to the principal divisions of the Group showing proposed trading and cash flow figures, and all material proposed acquisitions, disposals and other commitments for such financial year, such budget to be broken down into three-monthly statements (or statements for such lesser period as DH may stipulate) and to be in such form and to contain such other information as DH may reasonably require. Such budgets shall not be implemented until approved by DH.

13.2	It is hereby agreed that DH shall be entitled, at any time, to communicate to any Investor any and all information or documents provided to it pursuant to Sections 13.1 or 14.1, subject to its obligations of confidentiality under this Agreement or applicable law.

13.3	It is hereby agreed that, in order to permit each ERISA Partnership to be treated as a “venture capital operating company” (“VCOC”) for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each ERISA Partnership will obtain certain management rights in companies in which it invests in a manner and to an extent that will permit such ERISA Partnership to qualify as a VCOC. Accordingly, it is agreed by the Company that:

(a)	each ERISA Partnership shall have the right to receive upon reasonable written request to the Company copies of all that information to be supplied pursuant to Section 13.1 above and to such additional information as it may at any time reasonably request; and

(b)	each ERISA Partnership shall have the right to meet with such management and personnel of the Company as may reasonably be designated by it, upon reasonable notice to the Company, for the purpose of consulting with and advising and influencing management, obtaining information regarding the business and prospects of the Company or expressing the views of ERISA Partnership on such matters; and

(c)	each of the ERISA Partnerships shall have the right by notice to the Company to require the appointment of an ERISA Director and may require removal from office of any person so appointed and may require the appointment of another person in his place. Any such appointment or removal shall be made by giving written notice to the Company. The Company shall procure that the appointment or removal is effected forthwith following receipt of such notice.

14.	Miscellaneous

14.1	After reasonable consultation with the Chief Executive Officer and Chief Financial Officer of Tumi if they are available, and subject always to the requirements of applicable law, DH and its representatives shall be entitled at all times during business hours to obtain information regarding the Company and its subsidiaries, to visit the companies and to have access to the offices and facilities, to request information and copies of documents, and to verify information given and information derived from documents.

14.2	If any clauses of this Agreement become void, illegal or unenforceable in any respect, this shall not affect the validity of the other clauses.

14.3	Changes or amendments of this Agreement have to be in writing.

14.4	The internal laws, and not the laws of conflicts, of the State of Delaware shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

14.5

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of

Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

14.6	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7	Each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party hereto hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defence in any action for specific performance that a remedy at law would be adequate.

14.8	This Agreement shall terminate upon the occurrence of one of the following:

(a)	the Merger Agreement is terminated in accordance with its terms;

(b)	the Shares of the Company or any Successor Entity shall be listed on any recognised stock exchange, by way of an IPO or otherwise; or

(c)	if any one person or any persons acting together acquires all the Shares.

14.9	The Shareholders shall, and shall use all reasonable endeavours to procure that any third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things and give all consents and approvals as may be reasonably required to give effect to the terms of this Agreement (including without limitation the exercise of voting rights, approval of transfers and the waiver of subscription rights and the subscription of shares). The Shareholders agree that this Agreement shall be binding on all legal successors (including heirs) of the Shareholders to the extent permissible under applicable law. All powers of attorney, proxies or consents given in or pursuant to this Agreement shall be binding on all legal successors (including heirs) to the extent permitted under applicable law.

14.10	The terms of this Agreement may, subject to Section 15, be amended, varied, terminated or waived provided only with the prior written consent of the holders (or their representatives) of not less than 51% of the “A” Common Shares and not less than 51% of the “B” Common Shares, but the rights of the holders of the “B” Common Shares derived from the provisions herein with regard to the acquisition or disposal of Shares, or the terms of the Common Shares or the Preference Shares shall not, except as set out in this Section 14.10, be diminished except as specifically agreed by any Manager. For the avoidance of doubt, any issuance of Shares in accordance with Section 6 shall not be construed as diminishing the rights of the holders of the “B” Common Shares.

14.11	(a)	The Managers’ Representative is hereby appointed as agent and attorney-in-fact for each Manager, for and on behalf of each such Manager to give and receive notices and communications, to negotiate, agree to enter into settlements and compromises of, demand arbitration and comply with orders of courts and determinations of auditors, and to take all actions necessary or appropriate in the judgment of the Managers’ Representative for the accomplishment of the foregoing.

(b)	Notices or communications to or from the Managers’ Representative shall constitute notice to or from each of the Managers.

(c)	A decision, act, consent or instruction of the Managers’ Representative with respect to the matters regarding this Agreement shall constitute a decision of all the Managers and shall be final, binding and conclusive upon each of such Managers and the other parties hereto may rely upon any such decision, act, consent or instruction of the Managers’ Representative as being the decision, act, consent or instruction of each Manager, and the other parties hereto are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Managers’ Representative.

14.12	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorized address of that party, posted by first class mail addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)	posted to an inland address the United States be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)	sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee,

PROVIDED that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day. Any notice to the Company or DH or any Investor shall not be effective unless copied to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, London E15 5DS, marked “Attention: Allan Murray-Jones” or (in the case of a fax) sent to 011 44 20 7519 7070.

14.13	For the purposes of this clause the authorized address of each party shall be the address set out at the head of this Agreement or in Schedules 1 and 2 below or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

14.14	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

15.	Co-Investor Rights

15.1	No amendment to this Agreement may be made without the prior written consent of each Co-Investor (which may not be unreasonably withheld or delayed) if it is material and adverse to the interests of the Co-Investor and is:

(a)	an amendment to Section 8 the effect of which would be to deprive Co-Investor of a pre-emptive right in relation to an issue of Shares, securities convertible into Shares or securities with a higher rate of return than the Preferred Shares unless it has a similar effect on the Partnerships (it being expressly agreed that any amendment which would permit DH or any Affiliate of DH to subscribe for shares in the Company without a pre-emptive offer will be deemed for these purposes not to have a similar effect on the Partnerships as it does on Co-Investor);

(b)	an amendment to Section 8.3 the effect of which would be to modify or otherwise expand the exceptions to the right of pre-emption on a transfer of Shares which are set out in Sections 8.3(a)-(e) as of the date hereof;

(c)	an amendment to Section 10.2 which would deprive Co-investor of its rights to receive an offer in the circumstances set out in that Section as of the date hereof, or materially alter the terms of any such offer;

(d)	an amendment to Section 13 the effect of which would be to deprive Co-investor of its rights to receive the financial information set out in Section 13.1(b) other than in circumstances where the relevant financial information will no longer be prepared or dispatched to any Investor or DH.

16.	DH Partnership Matters

16.1	Each party to this Agreement recognizes and acknowledges that each of the Partnerships is a separate entity and that the obligations of the Partnerships (and of each other Doughty Hanson party) are several and not joint. Each such party recognizes the limited liability of the limited partners in each Partnership in accordance with English law and will not seek to challenge such limited liability in any way.

16.2

Each party to this Agreement acknowledges that those shareholdings of the Partnerships in the Company being acquired by nominees (including Doughty Hanson & Co IV Bridgeco Limited on behalf of each such partnership) will be held by such nominee on trust for the relevant partnership separately as set out in Schedule 1. It is further acknowledged that each nominee is entering into this Agreement in its capacity as nominee for the relevant Partnership and does so without incurring any personal liability thereby.

16.3	The parties hereby agree that the Bridgecos may subscribe for “A” Common Shares and Preferred Shares agreed to be subscribed by the Investors (either in substitution in whole or part for the Investors or any of them or in respect of all or any of the “A” Common Shares or Preferred Shares which the Investors or any of them have agreed to subscribe) for an amount of up to 49% of the Shares or, in the case of DH IV Breskens Bridgeco Limited, as set out in Schedule 4 and the Bridgecos may create or allow to be created within six months following Completion any Security Interest over such “A” Common Shares and Preferred Shares and may within the twelve month period referred to above assign or otherwise purport to deal with any beneficial interest in such “A” Common Shares and Preferred Shares separately from the legal interest and may within the twelve month period referred to above, transfer, sell or assign such “A” Common Shares or Preferred Shares to any Investor without requiring consent of any party (such transfer being a permitted transfer under Section 8.3 and not being subject to the pre-emption provisions in Section 8). If a Bridgeco holds Shares or Preferred Shares hereunder it shall comply with Section 7.2, and DH IV Breskens Bridgeco Limited shall comply with Section 7.2 with respect to the Shares and Preferred Shares set forth opposite its name on Schedule 4.

16.4	The parties hereby agree that any of the “A” Common Shares and/or Preferred Shares to be subscribed by Officers Nominees Limited may be subscribed by the executives or officers or persons connected with them as permitted by the relevant co-investment schemes for which it acts as nominee.

16.5	The parties hereby agree that any of the “A” Common Shares and/or Preferred Shares agreed to be subscribed by the Investors may be subscribed by any other DH entity or its nominee or any other entity specified by DH and either for its own account or as nominee for any other Investor or entity whose assets are managed by DH (either in substitution in whole or part for the Investors or any of them or in respect of all or any of the “A” Common Shares or Preferred Shares, as the case may be, which the Investors or any of them have agreed to subscribe), subject to such party complying with the requirements of Section 7.2.

17.	Restrictive Covenants

17.1	Each Manager (each a “Covenantor”) covenants with the Investors that he shall not for the period during which he is a Shareholder or a director of the Company or of Tumi, as the case may be, and for a period of 12 months from the date he is no longer employed by the Company or any subsidiary or holds Shares, as the case may be:

(a)

be directly or indirectly engaged or concerned or directly or indirectly approach any person or entity with a view to being directly or indirectly engaged or concerned in any capacity whatsoever in the business of designing, manufacturing, marketing, distributing or retailing: (i) luggage, backpacks, totes and handbags; (ii) business cases and accessories; and (iii) wallets, cases, travel aids, small leather goods and similar accessories, in North America, Europe or the Asia Pacific region; or

(b)	hire or induce or attempt to induce any director or employee of the Group to leave the employment of the Group.

Without limiting the generality of the foregoing, each Covenantor shall refrain from taking any action which may prejudice or adversely affect the Business.

17.2	The Covenantors have carefully considered the nature and extent of the restrictions set forth herein and acknowledge that the same are reasonable with respect to scope, duration and territory. The Covenantors recognize and agree that the restrictions set forth herein are being entered into in connection with the Acquisition and that the Company would not be entering into the Merger Agreement absent such restrictions and the full commitment of each of the Covenantors to abide by such restrictions. The Covenantors recognize and acknowledge that a breach by the Covenantors of Section 17.1 will cause irreparable harm and material loss and damage to DH and the Company as to which they will not have an adequate remedy at law or in damages. Accordingly, the Covenantors acknowledge and agree that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach in addition to any other remedies that DH and the Company may have at law or in equity. For the avoidance of doubt, the termination of the employment of any Covenantor with the Company shall not affect any of the obligations of such party set forth in Section 17.1.

17.3	If any court determines that any of the provisions of Section 17.1 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

17.4	This Section 17 shall not apply to any Manager who has an employment contract with a Group Member containing a restrictive covenant, such contract and covenant being in a form previously approved in writing by DH for the purposes of this Section 17.

18.	U.S. Securities Laws Matters

18.1

Each Manager acknowledges that the Common Shares for which it is subscribing pursuant to this Agreement will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act. Such Manager further agrees that he or it has not entered and will not enter into any transaction or arrangement with respect to the sale, transfer or delivery of the Common Shares, other than pursuant to any transaction that does not require registration under the Securities Act. Such Manager is acquiring the Common Shares for his or its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act. Such Manager represents that by reason of his or its business and financial experience he or it has the capacity to protect his or its own interests in connection with the Acquisition and the transactions contemplated by this Agreement, and believes himself or itself capable of evaluating the merits and risks of the investment in the Common Shares. Such Manager further represents that he or it is able to bear the economic risk of an investment in the Common Shares, has an adequate income independent of any income produced from an investment in the Common Shares and sufficient net worth to sustain a loss of all of his or its investment in the Common Shares without economic hardship if such a loss should occur.

18.2	Each Manager hereby agrees and acknowledges each certificate representing such Common Shares issued pursuant to this Agreement shall bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE U.S. STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND STOCKHOLDERS AGREEMENT BY AND AMONG THE INVESTORS SET FORTH ON SCHEDULE 1 THERETO, THE MANAGERS SET FORTH ON SCHEDULE 2 THERETO, DOUGHTY HANSON & CO MANAGERS LIMITED AND THE CORPORATION, DATED AS OF             , 2004. PRIOR TO THE EXPIRATION OF AND SUBJECT TO SUCH RESTRICTIONS, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE CORPORATION SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE CORPORATION AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH ITS TRANSFER AGENT) WHEN SUCH RESTRICTIONS HAVE EXPIRED.”

19.	Confidentiality

19.1	Subject to Section 19.2 below, any press release or other external media communication to be made by any party relating to the Group (other than matters arising in the ordinary course of business), the transactions contemplated by the Merger Agreement or this Agreement (and any agreement entered into in connection with this Agreement), shall be subject to the prior approval of DH.

19.2	Section 19.1 shall not apply to any press release or external media communication reasonably required to be disclosed by law or by the rules of any regulatory body.

20.	Fees and Costs

20.1	Subject to the other provisions of this Agreement, DH will pay its own costs and expenses in connection with this Agreement and the Company will pay the costs and expenses of the Managers in connection with this Agreement to the extent that DH certify that they are reasonable.

20.2	The Company or any Group Member shall pay such fees and commissions to DH as it may agree with DH.

21.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties or their duly authorised representatives have executed this Agreement as of the day and year first above written.

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Doughty Hanson & Co Managers Limited		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Doughty Hanson & Co IV Limited		)
Partnership Number One		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Doughty Hanson & Co IV Limited		)
Partnership Number Two		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Doughty Hanson & Co IV Limited		)
Partnership Number Three		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Doughty Hanson & Co IV Limited		)
Partnership Number Four		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Officers Nominees Limited		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
DH IV Breskens Bridgeco Limited		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Stockwell Fund, L.P.		)
by its attorney DH		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Brederode International s.a.r.l.		)
by its attorney DH		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
Uberior Equity Limited.		)
by its attorney DH		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
RBSM (Investments) Limited		)
by its attorney DH		)

Signed by	/s/ Max Lever and	)
	/s/ Bruce Roe	)

for and on behalf of		)
HVB-Offene		)
Unternehmensbeteiligungs-AG		)
by its attorney DH		)

Signed by	/s/ Harry Green	)

For and on behalf of		)
Tiger I, Inc.		)

SCHEDULE 1 – Part A

The Limited Partnerships

Limited Partnership	Registered Address	General Partner	Nominee*

Doughty Hanson & Co IV Limited Partnership Number One	45 Pall Mall London SW1Y 5JG	Doughty Hanson & Co IV Limited	Doughty Hanson & Co IV Nominees One Limited

Doughty Hanson & Co IV Limited Partnership Number Two	45 Pall Mall, London SW1Y 5JG	Doughty Hanson & Co IV Limited	Doughty Hanson & Co IV Nominees Two Limited

Doughty Hanson & Co IV Limited Partnership Number Three	45 Pall Mall, London SW1Y 5JG	Doughty Hanson & Co IV Limited	Doughty Hanson & Co IV Nominees Three Limited

Doughty Hanson & Co IV Limited Partnership Number Four	45 Pall Mall, London SW1Y 5JG	Doughty Hanson & Co IV Limited	Doughty Hanson & Co IV Nominees Four Limited

*	The nominee will be the holder of record.

SCHEDULE 1 – Part B

Other Investors

Name	Registered Address

Officers Nominees Limited	45 Pall Mall, London SW1Y 5JG

Doughty Hanson & Co. Managers Limited*	45 Pall Mall, London SW1Y 5JG

DH IV Breskens Bridgeco Limited	45 Pall Mall, London SW1Y 5JG

Stockwell Fund, L.P.	222 West Adams Street, Suite 1000 Chicago, IL 60606

Brederode International s.a.r.l.	32 Boulevard Joseph II L-1840 Luxembourg

Uberior Equity Limited	New Uberior House, 11 Earl Grey Street Edinburgh EH3 9BN

RBSM (Investments) Limited	135 Bishopsgate, 5th Floor London EC2M 3UR

HVB-Offene Unternehmensbeteiligungs-AG	Am Tucherpark 1 (MCS1 / VTW1) 80538 Munich, Germany

*	or such of its Affiliates as it shall determine and which signs a Deed of Adherence

SCHEDULE 2

The Managers

Name	Country	Home Address

Laurence Franklin	USA	20 E. 9th Street #2S, New York, NY 10003

Michael Mardy	USA	444 Christopher Dr., Princeton, NJ 08540

Lawrence C. Lein	USA	Lambs Lane, Cresskill, NJ 07676

Eugene Messina	USA	22 Brockden Drive, Mendham, NJ 07945

Charles S. Mellen III	USA	19 Orchard Ridge Road, Chappaqua, NY 10514

Timm J. Fenton	USA	229 Beacon Hill Road, Califon, NJ 07830

Thomas Nelson	USA	1 Greenbriar Court, Skillman, NJ 08558

Eric Gusman	France	8 Allee Saint Andrew, 78590 Noisy Le Roi

James Walsh	USA	609 Dutch Neck Road, East Windsor, NJ 08520

Richard Talmage	USA	136 Waverly Place, 12C, New York, NY 10014

Alan Krantzler	USA	75 West Street, #4M, New York, NY 10006

Robert S. Diamond	USA	PO Box 690, New York, NY 10021

Wilbert Chan	Hong Kong	19th Floor “A”, Tower 7, The Leighton Hill, Happy Valley

Howard B. Schlesinger	USA	1336 Heartwood Drive, Cherry Hill, NJ 08003

Peter S. Closs	USA	29 Yorktown Dr., Clark, NJ 07066

Denielle Renee Wolfe	USA	100 Rocktown-Lambertville Rd., Lambertville, NJ 08530

Sharon L. Margulies	USA	518 Emerald Trail, Martinsville, NJ 08836

Kenneth J. Baylot	USA	19069 Sheyenne Court, Morgan Hill, CA 95037

Richard Lawrence	USA	212 Amberwood Drive, Vidalia, GA 30474

Wayne Podell	USA	79 Cregar Road, High Bridge, NJ 08829

Paul V. Scicluna	USA	977 Oakland Ave, Penndel, PA 19047

Jamie Webb	USA	69 Charles Street #4, New York, NY 10014

SCHEDULE 3

Target Companies

Organization Name & Address	Organization Type	Ownership
Tumi, Inc. 1001 Durham Ave. South Plainfield, NJ 07080	New Jersey Corporation	Authorized - 25,000,000 common shares @ 2,500,000 Series A Voting and 22,500,000 Series B non-voting; All outstanding shares of both series are owned by Tumi Holdings, Inc.

Tumi France 245 Rue St. Honoré 75001 Paris, France	French S.A.R.L.	Authorized - 8,000 membership interests Issued to Tumi, Inc. - 800 membership interests

Tumi Asia Ltd Tern Center Tower II 251 Queen’s Road Central Hong Kong	Incorporated under the Hong Kong Companies Ordinance	Authorized - 1,000 shares
		Issued:	Tumi, Inc. - 999 shares Wilbert Chan - 1 share

Tumi Stores, Inc. 1001 Durham Ave. South Plainfield, NJ 07080	New Jersey corporation	Authorized - 100,000 shares Issued to Tumi, Inc. - 1,000 shares

Tumi Japan (Kabushiki Kaisha Tumi Japan)	Japan corporation	Authorized - 24,000 shares @ 12,000 Class A shares and 12,000 Class B shares

		Issued:	Tumi, Inc. - 60 A shares Ace, Co., Ltd - 5,040 B Shares Itochu Corporation - 900 B shares

The Tumi/Haft Company, LLC	New York Limited Liability Company	Authorized: 100 Class A Membership Units; 9,900 Class B Membership Units
		Issued:	Tumi, Inc.- 50 Class A Membership Units; 4,950 Class B Membership Units; Evan Haft - 50 Class A Membership Units; 4,950 Class B Membership Units;

SCHEDULE 4 – THE INVESTORS

Shares held in the Company immediately after Completion

1	2		3		4	5	6	7	8
Name	Number of “A” Common Shares held after Completion		Total Subscription Price for “A” Common Shares $		Total aggregate value of Preferred Shares $	Number of Tiger I Series A Preferred Shares held after Completion	Total Subscription Price for Tiger I Series A Preferred Shares $	Number of Tiger II Series A Preferred Interests held after Completion	Total Subscription Price for Tiger II Series A Preferred Interests $

Doughty Hanson & Co IV Limited Partnership Number One	66,952		6,695,227.00		27,715,631.00	16,847	16,846,757.00	10,869	10,868,874.00

Doughty Hanson & Co IV Limited Partnership Number Two	67,744		6,774,403.00		28,043,387.00	17,046	17,045,981.00	10,997	10,997,406.00

Doughty Hanson & Co IV Limited Partnership Number Three	14,923		1,492,282.00		6,177,468.00	3,755	3,754,932.00	2,423	2,422,536.00

Doughty Hanson & Co IV Limited Partnership Number Four	34,036		3,403,647.00		14,089,774.00	8,564	8,564,372.00	5,525	5,525,402.00

Officers Nominees Limited	42,837	*	4,283,695.00	**	10,012,453.00	6,086	6,086,000.00	3,927	3,926,453.00

DH IV Breskens Bridgeco Limited	51,516		5,151,564.00		21,325,469.00	12,963	12,962,540.00	8,363	8,362,929.00

Stockwell Fund, L.P.	19,457		1,945,673.00		8,054,327.00	4,895	4,895,767.00	3,158	3,158,560.00

Brederode International s.a.r.l.	1,946		194,567.00		805,433.00	490	489,577.00	316	315,856.00

Uberior Equity Limited	13,620		1,361,971.00		5,638,029.00	3,427	3,427,037.00	2,211	2,210,992.00

RBSM (Investments) Limited	3,891		389,135.00		1,610,865.00	979	979,153.00	632	631,712.00

1	2	3	4	5	6	7	8
Name	Number of “A” Common Shares held after Completion	Total Subscription Price for “A” Common Shares $	Total aggregate value of Preferred Shares $	Number of Tiger I Series A Preferred Shares held after Completion	Total Subscription Price for Tiger I Series A Preferred Shares $	Number of Tiger II Series A Preferred Interests held after Completion	Total Subscription Price for Tiger II Series A Preferred Interests $

HVB-Offene Unternehmensbeteiligungs-AG	9,728	972,836.00	4,027,164.00	2,448	2,447,884.00	1,579	1,579,280.00

*	18,650 of these shares shall be designated as “B” Common Shares
**	$1,865,000 shall be designated as the subscription price for the “B” Common Shares

SCHEDULE 5

CERTIFICATE OF THE DESIGNATIONS,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

TIGER I, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Tiger I, Inc., a Delaware corporation (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

“RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there is hereby created, out of the              shares of preferred stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of             shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1.	Designation of Amount.

The shares of Preferred Stock created hereby shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be             .

Section 2.	Dividends.

(a) The holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the

Company legally available therefor, cumulative cash dividends, accruing on a daily basis from the Original Issuance Date through and including the date on which such dividends are paid at the annual rate of 10% (the “Applicable Rate”) of the Liquidation Preference per share of the Series A Preferred Stock, payable in cash in arrears on the last day of December of each year, commencing on December 31, 2004; provided that: (i) if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior annual period may be paid at any time. Such dividends shall be deemed to accrue on the Series A Preferred Stock from the Original Issuance Date and shall be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The term “Original Issuance Date” means the date on which the Series A Preferred was issued to the purchasers pursuant to the Subscription and Stockholders Agreement by and among the Investors, the Managers (as such terms are defined therein), Doughty Hanson & Co IV Limited and the Company (the “Subscription Agreement”). The cash dividends provided for in this Section 2(a) are hereinafter referred to as “Base Dividends.”

(b) If full cumulative Base Dividends are not paid in full, or declared in full and sums set apart in trust for the payment thereof, upon the shares of Series A Preferred Stock and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series A Preferred Stock (“Parity Dividend Stock”), all dividends declared upon shares of Series A Preferred Stock and upon all Parity Dividend Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such Parity Dividend Stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series A Preferred Stock and such other shares of Parity Dividend Stock, bear to each other. Unless and until full cumulative Base Dividends on the shares of Series A Preferred Stock in respect of all past dividend periods have been paid, and the full amount of Base Dividends on the shares of Series A Preferred Stock in respect of the then current dividend period shall have been or are contemporaneously declared in full and sums set aside in trust with a bank or trust company for the payment thereof, (i) no dividends shall be paid or declared or set aside for payment or other distribution of assets upon any capital stock of the Company or of any Subsidiary, (ii) no shares of capital stock of the Company or of any Subsidiary redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary.

The terms “accrued dividends,” “dividends accrued” and “dividends in arrears,” whenever used herein with reference to shares of Series A Preferred Stock shall be deemed to mean an amount which shall be equal to Base Dividends thereon at the Applicable Rate per share from the date or dates on which such dividends commence to accrue to the end of the then current dividend period (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets of the Company are legally available therefor, and if full dividends are not declared or paid, then such dividends shall cumulate, with additional dividends thereon, compounded annually, at the Applicable Rate, for each annual period during which such dividends remain unpaid.

(c) The amount of any Base Dividends per share of Series A Preferred Stock for any full annual period shall be computed by multiplying the Applicable Rate for such annual dividend period by the Liquidation Preference per share. Base Dividends payable on the shares of Series A Preferred Stock for any period less than a full annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

(d) Prior to declaring any dividend or making any distribution on or with respect to shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series A Preferred Stock.

Section 3.	Liquidation Preference.

(a) In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $$[insert original per share purchase price] per share of Series A Preferred Stock (the “Liquidation Preference”) plus the amount of any accrued and unpaid Base Dividends as of such date, calculated pursuant to Section 2. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company’s capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. Following payment to the holders of the Series A Preferred Stock of the full preferential amounts described in the first sentence of this Section 3(a), the remaining assets (if any) of the Company available for distribution to stockholders of the Company shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon Liquidation, pro rata among the holders of the Common Stock and any other shares of capital stock of the Company ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of then outstanding shares of Series A Preferred Stock held by each holder thereof. A Corporate Transaction, other than an Excluded Corporate Transaction, shall, at the election of the holders of a majority of the Series A Preferred Stock outstanding at the time, constitute a Liquidation.

(b) Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 3 as a consequence of a Liquidation shall be valued at their Fair Market Value.

Section 4.	Mandatory Redemption.

Unless prohibited by the terms of the Senior Facilities Agreement, on [insert date 10 years from Original Issuance Date] (the “Final Redemption Date”), the Company shall redeem for cash all shares of Series A Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof plus the amount of any accrued and unpaid Base Dividends as of the Final Redemption Date (“Final Redemption Price”). Not more than sixty (60) nor less than thirty (30) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series A Preferred Stock, at such holder’s address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the date that is the Final Redemption Date, the Final Redemption Price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price in the manner set forth in the notice. If, on the Final Redemption Date, funds in cash in an amount sufficient to pay the aggregate Final Redemption Price for all outstanding shares of Series A Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such Final Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate. If at the Final Redemption Date, the Company does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series A Preferred Stock, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series A Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series A Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series A Preferred Stock.

Section 5.	Redemption at Option of Holders.

(a) Upon the earlier to occur of (i) a Qualifying IPO or (ii) [insert date 4 years from Original Issuance Date], and unless prohibited by the terms of the Senior Facilities Agreement, the holders of the then outstanding shares of Series A Preferred Stock shall have the right (a “Redemption Election”) to require the Company to redeem any or all of such holders’ shares of Series A Preferred Stock to the extent permitted by applicable law, at a redemption price equal to the Liquidation Preference thereof plus the amount of any accrued and unpaid Base Dividends as of the Redemption Election Payment Date.

(b) To exercise a Redemption Election, a holder of the then outstanding shares of Series A Preferred Stock must deliver a written notice to the Company (or an agent designated by the Company for such purpose) of such holder’s exercise of the Redemption Election, accompanied by each certificate evidencing shares of the Series A Preferred Stock with respect to which the Redemption Election is being exercised, duly endorsed for transfer to the Company. On or prior to the fifth (5th) Business Day (the “Redemption Election Payment Date”) after receipt of delivery of written notice of the Redemption Election, the Company shall redeem all shares of Series A Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) for redemption and shall cause payment to be made on such day in cash for such shares of Series A Preferred Stock. If at the time of any Redemption Election, the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series A Preferred Stock requested to be redeemed, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series A Preferred Stock with respect to which the Redemption Election has been made as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares tendered, and shall thereafter from time to time, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series A Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the outstanding shares of Series A Preferred Stock with respect to which a Redemption Election has been made.

(c) In the event that a Change of Control shall occur at any time while any shares of Series A Preferred Stock are outstanding, each of the holders of the then outstanding shares of Series A Preferred Stock shall have the right to give notice that they are exercising a Change of Control election (a “Change of Control Election”) with respect to all or any number of such holder’s shares of Series A Preferred Stock, during the period (the “Exercise Period”) beginning on the 20th day and ending on the 90th day after the earlier to occur of (i) such holder’s receipt of the notice referred to in Section 5(e) hereof or (ii) the date as of which such holder obtains actual knowledge of such Change of Control. Upon any such election, the Company shall redeem for cash each of such holder’s shares for which such an election is made, to the extent permitted by applicable law, at a redemption price equal to the Liquidation Preference thereof, as of the Change of Control Payment Date plus the amount of any accrued and unpaid Base Dividends.

(d) As used herein, “Change of Control” means the occurrence of any of the following events:

(1) the acquisition by any Person, other than an existing stockholder which holds more than 50% of the issued and outstanding shares of capital stock of the Company as of the Original Issuance Date, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either:

(i) the Outstanding Company Common Stock; or

(ii) the Outstanding Company Voting Securities;

(2) the acquisition by any Person, other than an existing stockholder which holds more than 50% of the issued and outstanding shares of capital stock of the Company as of the Original Issuance Date, of the ability to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company;

(3) a majority of the individuals who, as of the Original Issuance Date, constitute the members of the Board of Directors (the “Incumbent Board”) cease for any reason to serve on such Board of Directors; provided that any individual who becomes a director of the Company subsequent to such Original Issuance Date, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(4) the acquisition by any Person, other than an existing stockholder which holds more than 50% of the issued and outstanding shares of capital stock of the Company as of the Original Issuance Date, of the ability to give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(5) a Corporate Transaction; excluding, however, an Excluded Corporate Transaction.

(e) On or before the tenth (10th) day after a Change of Control, the Company shall mail to all holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice disclosing (i) the Change of Control, (ii) that, if such holder exercises the Change of Control Election, the Company will redeem any or all of such holder’s shares of Series A Preferred Stock at a redemption price equal to the Liquidation Preference thereof plus the amount of any accrued and unpaid Base Dividends as of the Change of Control Payment Date, and (iii) the procedure which the holder must follow to exercise the redemption right provided above. To exercise the Change of Control Election, a holder of the Series A Preferred Stock must deliver during the Exercise Period written notice to the Company (or an agent designated by the Company for such purpose) of the holder’s exercise of the Change of Control Election, accompanied by each certificate evidencing shares of the Series A Preferred Stock with respect to which the Change of Control Election is being exercised, duly endorsed for transfer to the Company. On or prior to the fifth (5th) Business Day (the “Change of Control Payment Date”) after receipt of each such written notice, the Company shall redeem all shares of Series A Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) during the Exercise Period for redemption in connection with the exercise of the Change of Control Election and shall cause payment to be made on such day in cash for such shares of Series A Preferred Stock. If in connection with any Change of Control Election, the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series A Preferred Stock with respect to which a Change of Control Election has been made, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series A Preferred Stock with respect to which the Change of Control Election has been made as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares tendered, and shall thereafter from time to time, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series A Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the outstanding shares of Series A Preferred Stock with respect to which the Change of Control Election has been made.

Section 6.	Restricted Payments; Status of Redeemed Shares.

(a) After any Redemption Election Payment Date, Change of Control Payment Date or the Final Redemption Date (each, a “Redemption Date”), unless and until the full redemption price for the shares of Series A Preferred Stock to be redeemed has been paid, or sums set aside in trust with a bank or trust company for the payment thereof, (i) no dividends shall be paid or declared or set aside for payment or other distribution of assets upon any capital stock of the Company or any Subsidiary; and (ii) no shares of capital stock of the Company or of any Subsidiary shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary.

(b) Any shares of Series A Preferred Stock which shall at any time have been redeemed pursuant to Section 4 or 5 hereof shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and shall not be reissued as Series A Preferred Stock.

Section 7.	Voting Rights.

(a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series A Preferred Stock:

(i) shall have such no voting rights other than as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law or are as provided for in Section 7(b); and

(ii) shall be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and bylaws of the Company.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least 51% of the outstanding shares of Series A Preferred Stock, voting as a single class, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation or bylaws of the Company or any Subsidiary or any provisions thereof (including the adoption of a new provision thereof) if such amendment, alteration or repeal would adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock or (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock of the Company or any Subsidiary ranking either as to dividends or distributions of assets upon Liquidation (x) prior to the Series A Preferred Stock, or (y) on a parity with the Series A Preferred Stock, or (z) junior to the Series A Preferred Stock, if such junior securities may be redeemed, in any circumstance, on or prior to the Final Redemption Date. The vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of this Resolution (whether by merger, consolidation or otherwise), in addition to any other vote of stockholders required by law. In the event that holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, approve any of the foregoing actions, without a holder’s written consent, no such action shall affect adversely such holder’s rights hereunder in a discriminatory manner inconsistent with such action’s adverse effects on the rights of other holders of Series A Preferred Stock hereunder (other than as reflected by the different number of shares held by such holder of Series A Preferred Stock).

Section 8.	Certain Definitions.

The following terms shall have the following respective meanings herein:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Rate” has the meaning assigned to it in Section 2(a) hereof.

“Appraisal Procedure” means the following procedure to determine the fair market value, as to any security, for purposes of the definition of “Fair Market Value” or the fair market value, as to any other property (in either case, the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by the Board of Directors and holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock (the “Majority Holder”); provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) Business Days), the Valuation Amount shall be determined by an investment banking firm of national reputation, which firm shall be reasonably acceptable to the Board of Directors and the Majority Holder. If the Board of Directors and the Majority Holder are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Board of Directors and the Majority Holder, of not more than six investment banking firms of national reputation in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Majority Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Majority Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay all of the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

“Base Dividends” has the meaning assigned to it in Section 2(a) hereof.

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Change of Control” has the meaning assigned to it in Section 5(d) hereof.

“Change of Control Election” has the meaning assigned to it in Section 5(c) hereof.

“Change of Control Payment Date” has the meaning assigned to it in Section 5(e) hereof.

“Common Stock” has the meaning assigned to it in Section 2(d) hereof.

“Company” has the meaning assigned to it in the introductory paragraph.

“Corporate Transaction” means the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Corporate Transaction” means a Corporate Transaction pursuant to which the Persons who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from, or of the transferee Person, in such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns 100% of the Outstanding Company Common Stock or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

“Exercise Period” has the meaning assigned to it in Section 5(c) hereof.

“Fair Market Value” means, as to any security, the Twenty Day Average of the average closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted on The Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions). If at any time such security is not listed on any domestic securities exchange or quoted on The Nasdaq National Market System or the domestic over-the-counter market, the “Fair Market Value” of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; provided, however that such assumption will not include those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists). “Fair Market Value” means with respect to property other than securities, the “fair market value” determined in accordance with the Appraisal Procedure.

“Final Redemption Date” has the meaning assigned to it in Section 4 hereof.

“Final Redemption Price” has the meaning assigned to it in Section 4 hereof.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, non-U.S. or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Incumbent Board” has the meaning assigned to it in Section 5(d)(3) hereof.

“Liquidation” has the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 3(a) hereof.

“Original Issuance Date” has the meaning assigned to it in Section 2(a) hereof.

“Outstanding Company Common Stock” means the then outstanding shares of Common Stock of the Company.

“Outstanding Company Voting Securities” means the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

“Parity Dividend Stock” has the meaning assigned to it in Section 2(b) hereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Qualifying IPO” means the sale in an underwritten initial public offering registered under the U.S. Securities Act of 1933, as amended, of at least 25% of the then outstanding shares of common equity securities of the Company (as adjusted appropriately in the event of any subdivision, combination, reorganization, recapitalization, reclassification, stock dividend or similar event)].

“Redemption Date” has the meaning assigned to it in Section 6(a) hereof.

“Redemption Election” has the meaning assigned to it in Section 5(a) hereof.

“Redemption Election Payment Date” has the meaning assigned to it in Section 5(b) hereof.

“Senior Facilities Agreement” means the senior facilities agreement between, amongst others, Tiger III, Inc. and The Royal Bank of Scotland plc as mandated lead arranger.

“Series A Preferred Stock” has the meaning assigned to it in Section 1 hereof.

“Subscription Agreement” has the meaning assigned to it in Section 2(a) hereof.

“Subsidiary” means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Twenty Day Average” means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined.

Section 9.	Dividend Received Deduction.

For federal income tax purposes, the Company shall report distributions on the Series A Preferred Stock as dividends, to the extent of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Section 10.	Preemptive Rights.

The holders of Series A Preferred Stock shall have the pre-emptive rights set forth in Section 6 of the Subscription Agreement, as such agreement may be amended from time to time.

Section 11.	Aggregation of Stock.

All shares of Series A Preferred Stock held by or acquired by Affiliated Persons will be aggregated together for the purpose of determining the availability of any rights hereunder.

Section 12.	Compliance with Subscription Agreement.

Notwithstanding anything contained herein to the contrary, any restrictions on the redemption, repurchase or other acquisition of equity securities of the Company contained herein shall not apply to any redemption, repurchase other acquisition of equity securities undertaken by the Company as required by and in accordance with the provisions of the Subscription Agreement.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [Name of authorized officer], its [title of authorized officer], this      day of [            ], 2004.

By:

Name:

Title: